EXHIBIT 37


DATED:                JUNE 18, 2003    ML REF: [ ]

TO:                   SECURITY CAPITAL SHOPPING MALL BUSINESS TRUST ("PARTY A" )

ADDRESS:              C/O GE CAPITAL REAL ESTATE
                      292 LONG RIDGE ROAD
                      STAMFORD, CONNECTICUT 06927
                      ATTENTION: PHILIP MINTZ
                      FAX: (203) 585-0179

TO:                   MERRILL LYNCH INTERNATIONAL ("PARTY B")

ADDRESS:              MERRILL LYNCH FINANCIAL CENTRE
                      2 KING EDWARD STREET
                      LONDON  ECIA 1HQ
                      ENGLAND

FROM:                 MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
                             SOLELY AS AGENT
                      TEL: (212) 449-3149
                      FAX: (212) 449-2697

Dear Sir / Madam,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above-referenced transaction entered into between Company and Merrill Lynch International ("MLI"), through its agent Merrill Lynch, Pierce, Fenner & Smith Incorporated, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of June 18, 2003, as amended and supplemented from time to time (the "Agreement"), between you and us, with the obligations of Party B under the Agreement guaranteed by Merrill Lynch & Co., Inc ("ML&Co.") and the obligations of Party A guaranteed by General Electric Capital Corporation. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.



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The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:                  Security Capital Shopping Mall Business Trust.

Party B:                  Merrill Lynch International.

Trade Date:               June 18, 2003.

Effective Date:           June 24, 2003.

Base Amount:              Initially, 3,906,667 Shares. On each Settlement Date,
                          the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:            June 18, 2004.

Forward Price:

                          On the Effective Date, the Initial Forward Price, and on any other day, (i) the Forward Price on the immediately preceding calendar day multiplied by the sum of (A) 1 plus (B) the Daily Rate for such day, minus (ii) the sum of any cash dividend paid on such day (other than any cash dividend for which the ex-dividend date occurred prior to the Effective
                          Date); provided that if on any Settlement Date an ex-dividend date for a cash dividend has occurred, but such dividend has not yet been paid, then, solely for the purpose of calculating the Settlement Amount for such Settlement Date, the present value (as determined by the Calculation Agent) of such dividend shall be deducted from the Forward Price on such Settlement Date.

Initial Forward Price:    USD31.1355 per Share.

Daily Rate: For any day, (i)(A) the rate as displayed on the page Feds Open - Index [GO] on the BLOOMBERG Professional Service minus (B) the Spread divided by
                          (ii) 360.

Spread:                   0.20%.

Shares: Common Stock, $0.01 par value per share, of Regency Centers Corporation (the "Issuer") (Exchange identifier: "REG").

Exchange:                 New York Stock Exchange.

Related Exchange(s):      The principal exchanges(s) for options contracts or
                          futures


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

                          contracts, if any, with respect to the Shares.

Clearance System:         The Depository Trust Company.

Calculation Agent:        Merrill Lynch International.

                          The Calculation Agent shall promptly notify the parties of its calculations and determinations in respect of the Transaction. The calculations and determinations of the Calculation Agent shall be final absent manifest error. The Calculation Agent shall promptly correct any instances of manifest error following any notice of such error from a party. If Party A in good faith claims that a calculation or determination is erroneous, both parties shall promptly negotiate in good faith to resolve the dispute, failing which Party A shall promptly appoint two independent leading market dealers and Party B shall promptly appoint two independent leading market dealers to make the relevant calculation or determination. In the case of a calculation, such calculation shall be the arithmetic mean of the calculations by the appointed dealers without regard to the calculations that have the highest and lowest values (if there are four different calculations), and in the case of a determination, such determination shall be the determination agreed upon by at least three of the four dealers; provided that, if fewer than four dealers provide a calculation or determination or if three dealers do not agree on a determination, then Party A and Party B shall agree on the appointment of such number of additional dealers such that the Calculation Agent receives four calculations or such that three dealers agree on a determination as the case may be.

Settlement Terms:

Settlement Date:          Any Exchange Business Day following the date six
                          months after the Effective Date, or such earlier date as agreed to by the parties, and up to and including the Maturity Date, as designated by Party A in a written notice (a "Settlement Notice") delivered to Party B at least ten (10) Exchange Business Days, in the case of Physical Settlement, and forty-five (45)
                          Exchange Business Days, in the case of Cash
                          Settlement, prior to such Settlement Date, unless different periods for notice are mutually agreed to by Party A and Party B; provided that the Maturity Date shall be a Settlement Date if on such date the Base
                          Amount is greater than zero.


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

Settlement:               Settlement of this Transaction shall be Physical
                          Settlement as specified below unless Party A informs
                          Party B in writing no fewer than forty-five (45)
                          Exchange Business Days prior to the scheduled
                          Settlement Date that Party A has elected Cash
                          Settlement at Party A's option, unless a different period for notice is mutually agreed to by Party A and Party B. In the event that Borrower under that certain
                          Securities Lending Agency Client Agreement dated as of
                          June 17, 2003 between Security Capital Shopping Mall
                          Business Trust and UBS Securities LLC and the
                          Securities Loan Agreement dated as of February 24,
                          2002 between UBS Securities LLC and Merrill Lynch,
                          Pierce, Fenner & Smith Incorporated, as amended and supplemented by the Supplemental Securities Loan
                          Agreement dated as of June 18, 2003 among Merrill
                          Lynch, Pierce, Fenner & Smith Incorporated, Merrill
                          Lynch International, Security Capital Shopping Mall
                          Business Trust and UBS Securities LLC (the "Securities
                          Loan Agreement") does not deliver Shares to Party A under that Agreement, then Physical Settlement shall apply and Party A shall have the right to satisfy its delivery obligation in this Transaction, in whole or in part, by assigning to Party B the right to receive an equal number of Shares under the Securities Loan
                          Agreement. In the event that, upon Borrower's tender or delivery of Shares or providing for the satisfaction of such delivery as described herein to Party A under the Securities Loan Agreement, Party A fails to return Collateral (as defined in the Securities Loan Agreement) as required under the Securities Loan Agreement, Party B shall have the right to satisfy any portion of its payment obligation in this Transaction, in whole or in part, by paying all or part of the amount due to the Borrower and Party A shall retain an amount of the Collateral under the Securities Loan Agreement equal to the amount of Party B's payment to MLI, in which event the Borrower shall deliver to Party B the number of Shares corresponding to such payment amount. In the event that Party B fails to make any payment to Party A required by this Confirmation, Party A may retain an amount of Collateral under the Securities Loan
                          Agreement equal to such payment and assign to Party B
                          Party A's right to receive Shares in repayment of the loan evidenced by the Stock Loan Agreement. If
                          Physical Settlement is elected, either Party A may assign or, to the extent, but only to the extent, that Party B concurrently tenders payment to Party A as required hereunder, Party B may cause Lender to assign to Party B any right of Party A to receive delivery of Shares from Borrower under the


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

                          Securities Loan Agreement to satisfy the delivery obligation of Party A hereunder with respect to the number of Shares that Party A is then entitled to receive from Borrower. In such event, Party A shall return the Collateral to Borrower upon receipt of payment by Party B with respect to this Transaction.

Physical Settlement:      On any Settlement Date, Party A shall deliver to Party
                          B a number of Shares equal to the Settlement Shares for such Settlement Date, and Party B shall deliver to Party A, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Settlement Amount for such Settlement Date, on a delivery versus payment basis.
                          Party A shall pay all expenses of transfer of the Settlement Shares described in Section 6.6 of the Equity Definitions. Party A agrees that the Settlement
                          Shares delivered in accordance with the terms of this Transaction will have been held by Party A as of the Trade Date or will have been acquired by Party A from holders of Shares and not from the Issuer after the date hereof and will not be subject to any preemptive or similar rights and will be free and clear of liens and other encumbrances.

Cash Settlement:          On any Settlement Date, the party indicated below
                          shall make the specified cash payment by wire transfer of immediately available funds to the designated account:

                          If the Forward Price equals or exceeds the Final Equity Level, Party B shall pay an amount equal to:

                          (Forward Price - Final Equity Level) x Settlement Shares.

                          If the Forward Price is less than the Final Equity Level, Party A shall pay an amount to equal to:

                          (Final Equity Level - Forward Price) x Settlement Shares.

Settlement Shares:        With respect to any Settlement Date, a number of
                          Shares, not to exceed the Base Amount, designated as such by Party A in the related Settlement Notice;
                          provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount.

Settlement Amount:        For any Settlement Date, an amount in cash equal to
                          the product of the Forward Price on such Settlement
                          Date and the number of Settlement Shares for such Settlement Date.

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


Final Equity Level:       The average execution price paid by Party B to
                          purchase a number of Shares equal to the Settlement
                          Shares during the period after Party B has received notice of the election of Cash Settlement by Party A and prior to the Settlement Date. The average execution price shall include any fees or commissions paid by Party B in connection with purchases of the Shares.

Settlement Currency:      USD.

Failure to Deliver:       Applicable.

Adjustments:

Method of Adjustment:     Calculation Agent Adjustment.

Extraordinary Events:
Consequences of Merger Events:

(a) Share-for-Share: Alternative Obligation on the Business Day following the Merger Event with mutually agreed upon commercially reasonable adjustments to the terms to preserve the economics of the transaction as originally bargained for pursuant to the terms stated herein, provided that prior to the Merger Event Party B shall be permitted to elect a Settlement Date with Physical Settlement within three (3) Business Days preceding the day such Merger Event is scheduled to occur.

(b) Share-for-Other: Party B shall be permitted to elect a Settlement Date with Physical Settlement within three (3) Business Days preceding the day such Merger Event is scheduled to occur.

(c) Share-for-Combined: In respect of any Share-for-Combined Merger Event, as soon as practicable but not to exceed five (5) Business Days prior to the date the Merger Event is scheduled to occur, the parties shall mutually agree upon appropriate adjustments to the terms of the transaction and, if the parties are unable to so agree, Party B shall be permitted to elect a Settlement Date with Physical Settlement within three (3) Business Days preceding the day such Merger Event is scheduled to occur.

If as a result of a Merger Event Party A would receive securities that would be subject to resale restrictions pursuant to Rule 144 or Rule 145 under the Securities Act of 1933, as amended, then Party A may elect a Settlement Date with Physical Settlement within three (3) Business Days preceding the day such Merger Event is scheduled to occur (regardless whether such Settlement Date occurs within six months of the Effective Date).

Nationalization or Insolvency:      Negotiated Close-out
Account Details:

Payments to Party A: To be advised under separate cover or telephone confirmed prior to each Payment Date.

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


Payments to Party B:                To be advised under separate cover or
                                    telephone confirmed prior to each Payment
                                    Date.

Delivery of Shares to Party B:      To be advised.
Other Provisions:

       Conditions to Effectiveness:

              The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of the Issuer and Party A contained in the Underwriting Agreement dated the date hereof among the Issuer, Party A, Party B, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other underwriters named therein (the "Underwriting Agreement") and any certificate delivered pursuant thereto by the Issuer or Party A be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that the Issuer and Party A have each performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date and (iii) the satisfaction of all of the conditions set forth in Section 6 of the Underwriting Agreement.

       Covenant of Party A:

              Party A agrees to comply with its obligations under the terms of the Securities Loan Agreement, as mutually agreed upon with Borrower thereunder, it being acknowledged that Party A's obligation to return Collateral to Borrower under the Securities Loan Agreement is expressly conditioned upon Borrower tendering delivery of the Shares borrowed thereunder or otherwise satisfying such delivery as described hereunder.

              The parties acknowledge and agree that any Shares delivered by Party A to Party B on any Settlement Date and returned by Party B to securities lenders from whom Party B borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act of 1933, as amended, in the hands of those securities lenders provided that they are not affiliates of the Issuer. Accordingly, Party A agrees that the Settlement Shares that it delivers to Party B on each Settlement Date will not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

       Acceleration Events:

              Notwithstanding any other provision hereof, Party B shall have the right to designate any Exchange Business Day to be a Settlement Date with Physical Settlement applicable on at least two Exchange Business Days' notice, and to

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


              select the number of Settlement Shares for such Settlement Date, if in the judgment of the Calculation Agent, Party B is, on the date of such designation, unable to hedge Party B's exposure to the Transaction because of the lack of sufficient Shares being made available for Share borrowing at a daily rebate rate received by Party B, net of the cost to Party B of borrowing the Shares, of at least (i) the rate displayed on the page Feds Open - Index [GO] on the BLOOMBERG Professional Service, minus 20 basis points, divided by (ii) 360.

              Notwithstanding any other provision hereof, if the Issuer reduces the number of outstanding Shares such that any of the Shares subject to delivery to Party B pursuant to this Transaction would be treated as "Excess Shares" under the articles of incorporation of the Issuer, Party B shall have the right to designate any Exchange Business Day to be a Settlement Date with Physical Settlement applicable on at least two Exchange Business Days' notice with respect of a number of Settlement Shares necessary to avoid any of the Shares being treated as such "Excess Shares".

       Assignment:

              Party B may assign or transfer any of its rights or duties hereunder to (i) any affiliate of Party B provided that there is a guarantee by ML&Co. of such affiliate's obligations similar to the guarantee provided in the Agreement by ML&Co., provided, that Party B may not make any such assignment if, immediately after giving effect to the proposed assignment, there would be an Event of Default or Potential Event of Default of Party B or such proposed assignee; or (ii) to the extent necessary to avoid any of the Shares subject to delivery to Party B pursuant to this Transaction being treated as "Excess Shares" under the articles of incorporation of the Issuer, any entity not affiliated with Party B with a credit rating of AA- or above by a nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934) with the consent of Party A which consent will not be unreasonably withheld.

       Matters relating to Agent:

              (a) As a broker-dealer registered with the U.S. Securities and Exchange Commission, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as Agent, will be responsible for (i) effecting the Transaction, (ii) issuing all required confirmations and statements to Party A and Party B and (iii) maintaining books and records relating to the Transaction.

              (b) Merrill Lynch, Pierce, Fenner & Smith Incorporated shall act as "agent" for Party A and Party B within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the Transaction.

              (c) The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of the Transaction,


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


                     including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Confirmation, except for its gross negligence or wilful misconduct in performing its duties as Agent hereunder.

              (d) The Agent will be Party B's agent for service of process for the purpose of Section 13(c) of the Agreement.

The Agreement is further supplemented by the following provisions:

       Termination Provisions:

              If an Early Termination Date occurs other than as a result of Illegality, this Transaction shall not be included in calculating any amounts payable under Section 6(e) of the Agreement, but rather such Early Termination Date shall be considered the Settlement Date (regardless of whether such Early Termination Date occurs within six months after the Effective Date) for the Base Amount of Shares with Physical Settlement applicable.

                  Miscellaneous:

              (a)    Addresses for Notices. For the purpose of Section 12(a):

                     Address for notices or communications to Party A:

                           Address:         c/o GE Capital Real Estate
                                            292 Long Ridge Road
                                            Stamford, Connecticut 06927

                           Attention:       Legal Operation/Security Capital

                           Facsimile No.:   (203) 357-6768

                     Address for notices or communications to Party B:

                           Address:          c/o Merrill Lynch, Pierce, Fenner &
                                                       Smith Incorporated
                                             Four World Financial Center
                                             North Tower, 5th Floor
                                             New York, NY 10080

                           Attention:        Equity-Linked Capital Markets

                           Telephone No.:    (212) 449-6763
                           Facsimile No.:    (212) 738-1069

              (b) Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party


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                     have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

       Relating to Party B: Party B is regulated by The Securities and Futures
                            Authority Limited and has entered into this Transaction as principal.

       Governing Law:       The laws of the State of New York (without reference
                            to choice of law doctrine).

       Representations,     Party A represents and warrants to, and agrees with,
       Warranties and       Party B as follows:
       Covenants of
       Party A:

                            (a) Party A (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; and (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction.

                            (b) None of Party A or any of its affiliates is in possession of any material non-public information regarding the Issuer.

                            (c) Party A shall comply with the reporting and other requirements of Section 13 and Section 16 of the Securities Exchange Act of 1934 relating to this Transaction.

                            (d) Party A covenants that it will send to Party B via facsimile a copy of each filing under
                                   Section 13 or 16 of the Exchange Act relating to this Transaction concurrently with filing or transmission for filing, as the case may be, of such form to or with the Securities and Exchange Commission (the "SEC").

                            (e) Party A is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair Party A's ability to perform its obligations hereunder.

                            (f) Neither the consummation of any of the transactions herein contemplated by Party A nor the fulfillment of the terms hereof by Party A will conflict with, result in a breach or violation of, or constitute a default under (i) any law or the charter or by-laws of Party A or (ii) the terms of any indenture or other agreement or instrument to which Party A or any of its subsidiaries is a party or bound, or any judgment, order or decree applicable to Party A or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator

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                                   having jurisdiction over Party A or any of
                                   its subsidiaries other than (with respect to this clause (ii)) any such conflicts, breaches, violations or defaults that would not reasonably be likely to have a material adverse effect on the ability of Party A to consummate the transactions herein contemplated or to fulfill the terms hereof.

                            (g) Party A will immediately notify Party B upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

                            (h) Party A is not as of the Trade Date, and will not as of the Effective Date after giving effect to the transactions contemplated hereby, be insolvent.

                            (i) Party A is an "eligible contract participant" as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

                            (j)    The parties hereto intend as follows:

                                   (i)    This Transaction to constitute a
                                          "securities contract" as defined in
                                          Section 741(7) of the Bankruptcy Code,
                                          qualifying for the protection under
                                          Section 555 of the Bankruptcy Code.

                                   (ii)   A party's right to liquidate the
                                          forward contract as contemplated by
                                          the Transaction and to exercise any
                                          other remedies upon the occurrence of
                                          any Event of Default under the
                                          Agreement with respect to the other
                                          party to constitute a "contractual
                                          right" as defined in the Bankruptcy
                                          Code.

                                   (iii) Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute "margin payments" as defined in the Bankruptcy Code.

                                   (iv)   All payments for, under or in
                                          connection with this Transaction, all
                                          payments for the Shares and the
                                          transfer of such Shares to constitute
                                          "settlement payments" as defined in
                                          the Bankruptcy Code.

                                   (v)    "Bankruptcy Code" means Title 11 of
                                          the United States Bankruptcy Code.

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


Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation to the Agent by facsimile transmission to the Attention of: Peter Barna (Telecopier No. (212) 738-1064).

Confirmed as of the date first above written:

Merrill Lynch International

By: /s/ A. SCOTT WARD
    -----------------------------------------
Name:   A. Scott Ward
Title:  Authorized Signatory

Confirmed as of the date first above written:

Security Capital Shopping Mall Business Trust

By: /s/ PHILIP A. MINTZ
    -----------------------------------------
Name:   Philip A. Mintz
Title:  Vice President

Acknowledged and agreed as to matters relating to the Agent:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, solely in its capacity as Agent hereunder


By: /s/ MARCELLA VULLO
    -----------------------------------------
Name:   Marcella Vullo
Title:  Authorized Signatory


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